UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT F 1934

Date of Report: June 13, 2009

Commission File Number: 000-53461

MANTRA VENTURE GROUP LTD.
(Exact Name of Registrant as Specified in Charter)

British Columbia, Canada
(state or other jurisdiction of incorporation or organization)

1205 – 207 West Hastings Street
Vancouver, British Columbia, V6B 1H7
(Address of principal executive offices)

(604) 609 2898
Issuer’s telephone number

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 1.02 Termination of a Material Definitive Agreement

On June 13, 2009, Mantra Venture Group Ltd. (the “Company”) terminated a Sponsorship and Proposed Equity Capital Raise Agreement entered into on December 4, 2008 (the “Agreement”) with M Partners Inc. (“M Partners”).  Pursuant to the terms of the Agreement, the Company provided M Partners with 10 day notice of termination on June 3, 2009.   The notice period expired on June 13, 2009 and the Agreement was terminated on this date.  No funds were raised by M Partners and no commissions were paid by the Company.  There were no material relationships between the Company or its affiliates and M Partners other than in respect of the Agreement.  Additionally, there were no early termination penalties incurred by the Company in connection with the termination of this Agreement.

The material terms of the Agreement were as follows:

Sponsorship

•	M Partners agreed to act as a sponsor of the Company and provide the TSXV with a sponsorship report which was to be submitted with an application for a listing.
•
The total fee for the sponsorship portion of the Agreement was to be approximately $36,000 (CDN $45,000) plus expenses and is payable only upon the delivery of the sponsorship report to the TSXV.  The Company paid a deposit of $8,000 immediately upon the signing of the Agreement.

•	The sponsorship report would not be delivered to the TSXV by M Partners until the Company raised sufficient funds to meet the TSXV’s working capital and asset listing requirements.
•	The Company was to be responsible for any expenses M Partners incurred while performing the necessary due diligence for the sponsorship report.

Equity Capital Raise

•
Exclusive of the sponsorship, M Partners agreed use their commercially reasonable best efforts to raise up to approximately $1,200,000 (CDN $1,500,000) (the “Financing”) through the sale of units.  Each unit was to consist of one common share and one half-warrant to purchase an additional share of the Company’s common stock.

•	The price of the units was to be set in accordance with market conditions.
•	The Company was to pay a commission of:
o	8% cash on the aggregate gross proceeds the Financing; and
o
non-transferable warrants entitling M Partners to acquire 8% of the number of units sold under in the Financing exercisable at a 15% premium to the price per unit in the Financing for a period of 18 months from closing.

•	Completion of the Financing is subject to the listing of the Company’s common stock on the TSXV.
•
The Company may raise approximately $280,000 (CDN $350,000) every 60 days, until the completion of the Financing, from non-institutional Canadian investors without paying a commission.  If M Partners introduces investors for these separate financings, the Company has agreed to pay M Partners a commission of 8%.

•	The Company may additionally raise an unlimited amount from non-Canadian investors, but has agreed to pay M Partners a fee on the aggregate proceeds equal to:
o	4% for non-institutional investors on any amount over approximately $280,000 (CDN $350,000) every 60 days, less any financing received by the Company from Canadian investors; and
o	8% for institutional investors.

General

•
If the Company entered into an agreement or made a public announcement to sell all or substantially all of the assets of the Company or entered into a merger, amalgamation, arrangement, reorganization, takeover-bid or other business combination with a third party or other similar transaction prior to completing the Financing, the Company agreed to reimburse M Partners expenses incurred in connection with the Financing, plus a fee of approximately $50,000.

•
M Partners had a right of first refusal to act as the Company’s agent in any financing transaction undertaken by the Company or its subsidiaries for a period of 12 months following the closing of the Financing.

•
M Partners had the right to terminate the Agreement if it was not satisfied with its due diligence of the Company, if a material change in the management of the Company occurred, if the Company was in breach of a material term or if the Financing was not completed within 6 months of the execution of the Agreement.

•	The Company had the right to terminate the Agreement if M Partners had not completed the Financing within 6 months of the execution of the Agreement with no penalty.
•
The Company had the right to terminate the Agreement before the completion of the Financing and before 6 months elapsed from the execution of the Agreement if it reimbursed M Partners’ expenses incurred in connection with the Financing, plus a fee of approximately $50,000.

•
If the Company terminated the Agreement and completed a non-brokered financing from any person referred by M Partners within a period of 180 days after termination of the Agreement, the Company was to pay M Partners a commission of 8% of the gross proceeds, which shall be due and payable upon closing of any such financing.

•
If the Company terminated the Agreement, and within a period of 120 days it entered into a sponsorship agreement with a different agent, it shall be obligated to pay to M Partners the sponsorship fee of approximately $36,000 (CDN$45,000)(less the $8,000 retainer fee).  This fee shall be payable to M Partners upon completion of the Company’s listing on the TSXV.

Item 9.01 Financial Statements and Exhibits

Exhibit 10.1	Sponsorship and Proposed Equity Capital Raise Agreement with M Patterns Inc. dated December 4, 2008 (1)

(1) Attached as an exhibit to our Current Report on Form 8-K filed on December 11, 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 18, 2009	MANTRA VENTURE GROUP LTD.
(Registrant)

By: /s/ Larry Kristof
President and Chief Executive Officer